EXHIBIT 99.2

Financial Contact:	Marketing Contact:
Michael J. Casey	Jeff Cashman
Chief Financial Officer	Chief Marketing Executive
MAPICS, Inc.	MAPICS, Inc.
(678) 319-8359	(678) 319-8245
mike.casey@mapics.com	jeff.cashman@mapics.com

MAPICS ACQUIRES FRONTSTEP AND CREATES

LARGEST GLOBAL ERP SOLUTIONS PROVIDER

COMMITTED EXCLUSIVELY TO MANUFACTURERS

MAPICS Obtains New $30 Million Credit Facility and Announces Plans for Combining Operations of Each Company

ATLANTA and COLUMBUS, OHIO (Feb. 19, 2003) — MAPICS, Inc. (Nasdaq/NM: MAPX) today reported that it has completed the previously announced acquisition of Frontstep, Inc. (Nasdaq/NM: FSTP). The closing occurred following approval of the acquisition yesterday by shareholders of each company at special meetings held to consider the transaction. Terms of the acquisition included the exchange of 4.2 million shares of MAPICS’ common stock for all the outstanding shares of Frontstep and the assumption by MAPICS of approximately $20.1 million of Frontstep’s debt. Related to the acquisition, MAPICS announced that it has completed a new $30 million credit facility and has used $21.7 million of this facility to repay the debt assumed from Frontstep and certain other transaction-related costs.

“This is a defining moment for MAPICS,” said Dick Cook, MAPICS’ president and chief executive officer. “For the past 25 years we have had a singular focus on helping manufacturers reach world-class levels of performance. With this acquisition, MAPICS is now the largest global provider of extended ERP, CRM and SCM solutions committed exclusively to solving the unique challenges of manufacturers. Our new Company now has solutions implemented in more than 10,000 customer sites, and will be able to provide customers with innovative, proven business solutions on two industry-leading technologies—IBM and Microsoft—that are backed by unmatched service and support.”

The Company’s new $30 million bank facility coupled with its existing cash resources strengthens its flexibility for financing long-term growth opportunities. MAPICS has leveraged its strong operating performance and balance sheet to enhance its fundamental competitive position as part of its overall strategy for creating shareholder value. The Company stated that its immediate focus is on the integration of Frontstep and ensuring the maximization of the return from these new assets. MAPICS intends to continue investing in future solutions on both the IBM iSeries and Microsoft platforms, and will support existing customers on earlier releases as it has traditionally done. The Company expects to migrate its Microsoft platform solutions over time into a common offering utilizing Microsoft.NET technology and web services.

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MAPX Acquires Frontstep

Feb. 19, 2003

Cook added, “We have substantially completed our integration plans for combining the two companies, and we anticipate our actions will result in pre-tax integration related charges of approximately $5-7 million over the next four quarters, including approximately $4 million of restructuring costs for abandoned facilities and employee severance. A significant portion of the restructuring costs is expected to be recognized in our second fiscal quarter that ends on March 31, 2003. The estimated restructuring costs are based on planned reductions of approximately 250 personnel from the combined total workforce of almost 1,100 at the time the acquisition was announced. We recognize that the success of this business combination will depend on the commitment and dedication of our employees, and we believe this downsizing will result in an organization fully capable of servicing our customer base as well as continuing to develop innovative solutions that offer value to manufacturers.”

About MAPICS

MAPICS is the largest software solutions provider focused exclusively on manufacturing. Building on 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency, and exceeding customer expectations. MAPICS software, including extended ERP, CRM, and supply chain management, leverages the two industry-leading technology platforms—Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries.

Statements in this press release or otherwise attributable to the Company regarding the Company’s business which are not historical facts, including those regarding benefits associated with the transactions, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “committed,” “provide,” “backed,” “strengthens,” “strategy,” “focus,” “maximize,” “anticipates,” “expected,” “intends,” “recognizes,” “estimated,” “planned,” “believes” and similar expressions as well as statements regarding the expected amount of restructuring costs are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of performance and are inherently subject to risks and uncertainties, none of which can be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those contained herein. Important factors that could cause the actual results to differ materially from the Company’s expectations include the ability of the parties to successfully manage and establish relationships with third parties, the ability to accurately forecast restructuring costs, the ability of the parties to successfully and profitably integrate products and operations, competition in the market for business software in the manufacturing industry, as well as other factors set forth from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or publicly update such forward-looking statements whether as result of new information or otherwise.

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